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SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

    DALLAS, TEXAS – September 7, 2011 – Southwest Airlines Co. (NYSE: LUV) today reported August 2011 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.   See the accompanying tables for combined results.
    The Company flew 9.3 billion revenue passenger miles (RPMs) in August 2011, compared to 9.0 billion combined RPMs flown in August 2010, an increase of 3.9 percent.  Available seat miles (ASMs) increased 4.2 percent to 11.3 billion from the August 2010 combined level of 10.9 billion.  The load factor for August 2011 was 82.6 percent, compared to the combined load factor of 82.8 percent in August 2010.  For August 2011, passenger revenue per ASM (PRASM) is estimated to have increased approximately six percent as compared to August 2010’s combined PRASM.
    For the first eight months of 2011, the Company flew 70.8 billion combined RPMs, compared to 65.4 billion combined RPMs flown for the same period in 2010, an increase of 8.1 percent.  The combined year-to-date ASMs increased 6.2 percent to 87.0 billion in 2011, compared to the combined level of 82.0 billion for the same period in 2010.  The combined year-to-date load factor was 81.3 percent, compared to the combined load factor of 79.8 percent for the same period in 2010.
    This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	AUGUST
	2011	2010	CHANGE

Revenue passengers carried	9,541,560	9,535,882	0.1%

Enplaned passengers	11,905,099	11,780,709	1.1%

Revenue passenger miles (000)	9,346,553	8,997,354	3.9%

Available seat miles (000)	11,321,267	10,868,865	4.2%

Load factor	82.6%	82.8%	(0.2)	pts

Average length of haul	980	944	3.8%

Trips flown	122,046	120,001	1.7%

	YEAR-TO-DATE
	2011	2010	CHANGE

Revenue passengers carried	74,068,233	71,935,161	3.0%

Enplaned passengers	91,253,760	87,522,831	4.3%

Revenue passenger miles (000)	70,754,870	65,431,802	8.1%

Available seat miles (000)	87,035,109	81,966,045	6.2%

Load factor	81.3%	79.8%	1.5	pts

Average length of haul	955	910	4.9%

Trips flown	943,732	915,736	3.1%

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